Exhibit 99.1

          Innovex Updates Fiscal 2006 Fourth Quarter Revenue Guidance

                Announces Further Restructuring to Lower Expenses


    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Sept. 25, 2006--Innovex (Nasdaq:INVX) today announced that revenue for its fiscal 2006 fourth quarter ending September 30, 2006 is expected to be approximately $32 million, down from the Company's previous guidance of $39 to $42 million. Revenue excluding pass-through material is expected to be approximately $17.5 million for the fiscal 2006 fourth quarter as compared to guidance previously given of $21 to $24 million. The revenue shortfall is primarily driven by lower demand from the Company's disk drive industry customers impacting both Flex Suspension Assembly (FSA) and Actuator Flex Circuit (AFC) revenue.

    While the Company was able to reduce its cost structure as a result of the transfer of manufacturing and prototyping operations from the Company's Litchfield, MN facilities to its lower cost Thailand facilities, fiscal 2006 fourth quarter margins will be impacted by the lower revenue levels. In spite of the lower revenue levels, the fiscal 2006 fourth quarter gross margin and operating profit excluding restructuring charges are expected to be similar to the fiscal 2006 third quarter.

    Revenue for the fiscal 2007 first and second quarters is expected to be similar to the fiscal 2006 fourth quarter and lower than previously expected as a result of lower disk drive industry demand and slower than expected production ramp-ups of new Flat Panel Display
(FPD) programs. As a result the Company is taking steps to further reduce its fixed cost basis over the next six months in addition to steps previously announced.

    The Company had previously planned to retain its Litchfield, Minnesota facility to support its development efforts once the FSA products being produced in that facility reached end of life. The Company now plans to accelerate end of life production for FSA flexible circuits in Litchfield and discontinue use of that facility by the end of March 2007. Concurrent with FSA flexible circuit end of life production, the Company will also accelerate end of life production at its Eastlake, Ohio laminate material manufacturing facility, where it manufactures FSA flexible circuit laminate materials. In addition to the closing of its Litchfield and Eastlake facilities, the Company will also selectively reduce its indirect labor and general and administrative expenses at both its US and Thailand locations. Sales resources and expenses will not be impacted by the restructuring and will likely be increased in an effort to aggressively leverage the Company's low cost business model.

    "We expected our core businesses to be strong enough in the first and second quarters of fiscal 2007 to maintain our Minnesota based development site and our Ohio based material operation," stated William P. Murnane, Innovex's President and CEO. "The softer revenue forecast for the first half of fiscal 2007 dictates that we make cost structure adjustments in order to reach our targeted long-term margin structure by the end of fiscal 2007."

    "Although we are disappointed with these developments, we are encouraged by strong new business activity, especially in the FPD market," commented Murnane. "We continue to win new FPD programs and we are now qualified on displays that will be used in mobile phones made by 3 of the 4 largest mobile phone producers. Our increased sales efforts are also generating new opportunities for advanced flexible circuits used in mobile phone camera modules and digital still cameras
(DSC)."

    Restructuring charges related to these changes could total up to $6.0 million over the next twelve months. Included in the total are non-cash asset impairment charges of approximately $2.0 million which will be included in the fiscal 2006 fourth quarter. The remaining expected restructuring charges of approximately $4.0 million will be recorded as the liabilities are incurred over the next twelve months. The $4.0 million is expected to include severance costs of up to $2.0 million and facility abandonment costs of up to $2.0 million.

    The Company expects annual cost savings of at least $10 million related to these changes by the end of fiscal 2007. Over 90% of the savings are expected to be cash related. Approximately 65% of the savings are expected to reduce cost of goods sold while the remaining savings will reduce general and administrative expenses. Capital expenditures related to the restructuring plan will be minimal.

    Conference Call & Live Webcast

    Innovex will conduct a conference call and webcast for investors beginning at 11:00 a.m. Eastern Time (ET) on Tuesday, September 26, 2006. During the conference call, Mr. Murnane and senior managers will discuss the Company's future product, revenue, mix and margin expectations along with historical results.

    To listen to the live conference call, dial 785-832-2422 and ask for conference ID "Innovex." The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available at 1:00 p.m. ET on Tuesday, September 26 through 11:59 p.m. ET on Thursday, September 28, 2006. To access the replay, dial (402) 220-2673 and ask for conference ID "Innovex." The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


    CONTACT: Innovex, Maple Plain
             Douglas W. Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com